Exhibit 99.1

News
For Immediate Release

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Phone :	212-303-4349
E-mail:	bernie-kilkelly@dlfi.com
Delphi Financial Reports 13% Increase in 2007 Operating EPS to $3.24;
2007 Net Income Per Share Reaches $3.19
Wilmington, Delaware – February 12, 2008 – Delphi Financial Group, Inc. (NYSE: DFG) announced today that net income in the fourth quarter of 2007 was $41.7 million or $0.81 per share, compared to $40.2 million or $0.78 per share in the fourth quarter of 2006. Net income for full-year 2007 was $164.5 million or $3.19 per share, compared with $142.1 million or $2.79 per share a year ago.
Operating earnings (1) in the fourth quarter of 2007 increased 7% to $42.3 million from $39.5 million in the fourth quarter of 2006. Operating earnings per share rose 6% to $0.82 from $0.77 a year ago. For full year 2007, operating earnings increased 15% to $167.2 million compared to $145.6 million a year ago, while operating earnings per share grew 13% to $3.24 per share from $2.86 per share for full-year 2006. Annualized operating return on beginning equity(2) in the fourth quarter of 2007 was 14.4%, up from 14.0% in the fourth quarter of 2006.
Core group employee benefit premiums in the fourth quarter of 2007 grew 10% from the fourth quarter a year ago, reaching $312 million. This growth was driven by a 15% increase in group life premiums and a 13% increase in group disability premiums at Delphi’s Reliance Standard Life (RSL) subsidiary. The combined ratio in group employee benefits insurance in the fourth quarter of 2007 was 92.3%, compared with 93.6% in the fourth quarter of 2006. For the full-year 2007, the combined ratio in group employee benefits insurance was 92.4%, compared with 93.2% in 2006.
Robert Rosenkranz, Chairman and Chief Executive Officer, commented, “Delphi’s strong performance in the fourth quarter was driven by ongoing margin improvement in our insurance businesses, as we benefited from our pricing discipline at RSL and continued favorable market conditions for Safety National’s excess workers’ compensation insurance. In Safety National’s important January renewal season, we achieved strong renewals of our customer base, modest improvements in contract terms and slight declines in rates, which rose 60% from 2001 to 2007. Our investment results in the fourth quarter showed improvement from the third quarter of 2007, but our fixed income yields continue to be constrained by the low interest rate environment.”
Mr. Rosenkranz added, “Delphi’s earnings per share growth in the past five years has met or exceeded our expected long-term growth rate of 10-12%. We currently expect operating earnings per share in 2008 to be in a range of $3.45 to $3.60. The midpoint of this range represents 12% growth over the midpoint of the initial 2007 range of guidance we provided in February of last year. 2007 results

Delphi Financial Reports 13% Increase in 2007 Operating EPS to $3.24	Page 2

exceeded our initial expectations; our caution about 2008 reflects the flattened market in excess workers’ compensation and turbulent investment and economic climates. Longer term, we continue to be optimistic about growth prospects of our insurance businesses and our ability to capitalize on our leadership positions in our attractive niche markets. Delphi also has a strong balance sheet which gives us excellent financial flexibility to capitalize on attractive growth opportunities and to return value to shareholders through share repurchases. In the fourth quarter of 2007, Delphi repurchased 1,616,200 shares at a volume weighted average price of $37.47.”
Delphi’s net investment income in the fourth quarter of 2007 was $67.4 million, down from $69.9 million in the same quarter a year ago. For the full year 2007, net investment income rose 6% to $270.5 million from $255.9 million the prior year. Invested assets at December 31, 2007 were $5.0 billion, an increase of 11% from $4.5 billion at December 31, 2006. The tax equivalent yield on the Company’s investment portfolio in the fourth quarter of 2007 was 5.9%, compared to 6.6% in the fourth quarter of 2006. For the full year 2007, the tax equivalent yield was 6.2% compared to 6.6% for the prior year. Book value per share before accumulated other comprehensive income and loss (3) rose 4% to $24.34 at December 31, 2007, from $23.35 at December 31, 2006.
Conference Call
On February 13, 2008 at 11:00 AM (Eastern time), Delphi will broadcast the Company’s fourth quarter 2007 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi’s website for one week beginning at approximately 1:00 PM (Eastern time) on February 13, 2008. Investors can also download Delphi’s fourth quarter 2007 statistical supplement from the Company’s website at www.delphifin.com.
In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook” or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, changes in accounting rules or interpretation, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi’s business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi’s investment strategy, acquisitions of companies or blocks of business, and ratings by

Delphi Financial Reports 13% Increase in 2007 Operating EPS to $3.24	Page 3

major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.
Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers’ compensation for self-insured employers, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual fixed annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.
(1)	Operating earnings, which is a non-GAAP financial measure, consist of income from continuing operations excluding after-tax realized investment gains and losses, and the loss on redemption of junior subordinated deferrable interest debentures, as applicable. The Company believes that because realized investment gains and losses, redemption of junior subordinated deferrable interest debentures, and discontinued operations arise from events that, to a significant extent, are within management’s discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company’s operating trends. Redemption of junior subordinated deferrable interest debentures occur based on management’s decision to exercise its ability to redeem the outstanding debentures. Investment gains or losses may be realized based on management’s decision to dispose of an investment, and investment losses may be realized based on management’s judgment that a decline in the market value of an investment is other than temporary. Discontinued operations occur based on management’s decision to exit or sell a particular business. Thus, realized investment gains and losses, losses on redemption of junior subordinated deferrable interest debentures and results from discontinued operations are not reflective of the Company’s ongoing earnings capacity, and trends in the earnings of the Company’s underlying insurance operations can be more clearly identified without the effects of these items. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, gains and losses of these types, particularly as to investments, occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company’s overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies’ financial statements. For reconciliations of the respective operating earnings amounts for the indicated periods to the corresponding net income amounts, see the table captioned “Non-GAAP Financial Measures – Reconciliation to GAAP” which follows. All per share amounts are on a diluted basis.

(2)	Annualized operating earnings return on beginning equity, which is a non-GAAP financial measure, is based on operating earnings, as defined in the preceding footnote (1) (rather than the most directly comparable GAAP measure, net income), divided by beginning shareholders’ equity. For the reasons that the Company believes that the calculation of this non-GAAP measure based upon operating earnings is useful, see such footnote. For reconciliations of the respective annualized operating earnings return on equity amounts for the indicated periods to the corresponding annualized net income return on equity amounts, see the table captioned “Non-GAAP Financial Measures – Reconciliation to GAAP” which follows.

(3)	Diluted book value per share before accumulated other comprehensive income and loss, which is a non-GAAP financial measure, is based on shareholders’ equity excluding the effect of accumulated other comprehensive income and loss. The Company believes that, because accumulated other comprehensive income and loss fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market in determining diluted book value per share (the most directly comparable GAAP measure), this non-GAAP measure is useful in analyzing the Company’s operating trends. For reconciliations of the respective diluted book value per share before accumulated other comprehensive income and loss amounts for the indicated dates to the corresponding diluted book value per share amounts, see the table captioned “Non-GAAP Financial Measures – Reconciliation to GAAP” which follows.

DELPHI FINANCIAL GROUP, INC.
Non-GAAP Financial Measures
Reconciliation to GAAP
(Unaudited; in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Income Statement Data

Operating earnings (Non-GAAP measure)	$42,307	$39,515	$167,170	$145,561
Net realized investment (losses) gains, net of taxes	(632)	664	(1,233)	(558)
Loss on redemption of junior subordinated deferrable interest debentures, net of taxes	—	—	(1,425)	—

Income from continuing operations	41,675	40,179	164,512	145,003
Discontinued operations, net of taxes	—	(3)	—	(2,935)

Net income (GAAP measure)	$41,675	$40,176	$164,512	$142,068

Diluted results per share of common stock:
Operating earnings (Non-GAAP measure)	$0.82	$0.77	$3.24	$2.86
Net realized investment (losses) gains, net of taxes	(0.01)	0.01	(0.02)	(0.01)
Loss on redemption of junior subordinated deferrable interest debentures, net of taxes	—	—	(0.03)	—

Income from continuing operations	0.81	0.78	3.19	2.85
Discontinued operations, net of taxes	—	—	—	(0.06)

Net income (GAAP measure)	$0.81	$0.78	$3.19	$2.79

Annualized operating earnings return on beginning equity	14.4%	14.0%	15.3%	14.1%

Annualized net income return on beginning equity (GAAP measure)	14.2%	14.2%	15.1%	13.8%

	12/31/2007	12/31/2006
Balance Sheet Data

Shareholders’ equity, excluding accumulated other comprehensive (loss) income	$1,183,887	$1,155,675
Add: Accumulated other comprehensive (loss) income	(42,497)	19,133

Shareholders’ equity (GAAP measure)	$1,141,390	$1,174,808

Diluted book value per share of common stock, excluding accumulated other comprehensive (loss) income (Non-GAAP measure)	$24.34	$23.35
Add: Accumulated other comprehensive (loss) income	(0.77)	0.35

Diluted book value per share of common stock (GAAP measure)	$23.57	$23.70

Please see footnotes 1 through 3 of the press release to which this table is attached for important information regarding these non-GAAP financial measures.

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Revenue:
Premium and fee income	$331,633	$318,159	$1,304,161	$1,156,578
Net investment income	67,369	69,897	270,547	255,871
Net realized investment (losses) gains	(972)	1,022	(1,897)	(858)
Loss on redemption of junior subordinated deferrable interest debentures	—	—	(2,192)	—

	398,030	389,078	1,570,619	1,411,591

Benefits and expenses:
Benefits, claims and interest credited to policyholders	236,681	234,525	944,901	847,486
Commissions and expenses	96,674	90,727	365,671	330,681

	333,355	325,252	1,310,572	1,178,167

Operating income	64,675	63,826	260,047	233,424
Interest expense:
Corporate debt	3,897	5,143	16,870	20,172
Junior subordinated debentures	3,239	—	7,891	—
Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	476	1,324	2,727	5,211
Income tax expense	15,388	17,180	68,047	63,038

Income from continuing operations	41,675	40,179	164,512	145,003

Discontinued operations, net of taxes	—	(3)	—	(2,935)

Net income	$41,675	$40,176	$164,512	$142,068

Basic results per share of common stock:
Income from continuing operations	$0.84	$0.80	$3.27	$2.92
Discontinued operations	—	—	—	(0.06)
Net income	$0.84	$0.80	$3.27	$2.86
Weighted average shares outstanding	49,859	49,932	50,269	49,631

Diluted results per share of common stock:
Income from continuing operations	$0.81	$0.78	$3.19	$2.85
Discontinued operations	—	—	—	(0.06)
Net income	$0.81	$0.78	$3.19	$2.79

Weighted average shares outstanding	51,393	51,285	51,579	50,939

Dividends paid per share of common stock	$0.09	$0.08	$0.35	$0.31

DELPHI FINANCIAL GROUP, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	12/31/2007	12/31/2006
Assets:
Investments:
Fixed maturity securities, available for sale	$3,691,694	$3,377,578
Short-term investments	286,033	400,239
Other investments	1,010,141	705,563

	4,987,868	4,483,380

Cash	51,240	48,204
Cost of business acquired	174,430	267,920
Reinsurance receivables	402,785	410,593
Goodwill	93,929	93,929
Other assets	260,602	251,975
Assets held in separate account	123,956	114,474

Total assets	$6,094,810	$5,670,475

Liabilities and Shareholders’ Equity:
Policy liabilities and accruals	$2,353,375	$2,107,644
Policyholder account balances	1,083,121	1,119,218
Corporate debt	217,750	263,750
Junior subordinated debentures	175,000	—
Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	20,619	59,762
Other liabilities and policyholder funds	979,599	830,819
Liabilities related to separate account	123,956	114,474

Total liabilities	4,953,420	4,495,667

Shareholders’ equity:
Class A Common Stock	487	480
Class B Common Stock	59	57
Additional paid-in capital	509,742	474,722
Accumulated other comprehensive (loss) income	(42,497)	19,133
Retained earnings	828,116	763,386
Treasury stock, at cost	(154,517)	(82,970)

	1,141,390	1,174,808

Total liabilities and shareholders’ equity	$6,094,810	$5,670,475

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Twelve Months Ended
	12/31/2007	12/31/2006	12/31/2005
Operating activities:
Net income	$164,512	$142,068	$113,334
Adjustments to reconcile net income to net cash provided by operating activities:
Change in policy liabilities and policyholder accounts	245,031	270,620	227,188
Net change in reinsurance receivables and payables	5,335	5,160	13,818
Amortization, principally the cost of business acquired and investments	73,084	70,935	62,014
Deferred costs of business acquired	(108,574)	(100,260)	(89,601)
Net realized losses (gains) on investments	1,897	858	(9,003)
Net change in federal income tax liability	23,757	28,590	16,924
Other	(21,723)	(15,046)	(25,274)

Net cash provided by operating activities	383,319	402,925	309,400

Investing activities:
Purchases of investments and loans made	(1,210,252)	(1,119,894)	(1,946,034)
Sales of investments and receipts from repayment of loans	550,991	747,841	1,408,018
Maturities of investments	171,927	206,223	180,292
Net change in short-term investments	114,206	(305,849)	1,484
Change in deposit in separate account	8,948	(2,008)	(5,876)

Net cash used by investing activities	(364,180)	(473,687)	(362,116)

Financing activities:
Deposits to policyholder accounts	116,729	200,820	102,708
Withdrawals from policyholder accounts	(159,035)	(131,229)	(101,701)
Borrowings under revolving credit facility	112,000	31,000	88,000
Principal payments under revolving credit facility	(158,000)	(2,000)	(11,000)
Change in liability for Federal Home Loan Bank Advances	—	—	(30,000)
Proceeds from the issuance of junior subordinated debentures	172,309	—	—
Redemption of junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	(37,728)	—	—
Purchase of treasury stock	(62,417)	(16,577)	(7,079)
Other financing activities	39	24,695	15,957

Net cash (used) provided by financing activities	(16,103)	106,709	56,885

Increase in cash	3,036	19,711	4,169
Cash at beginning of period	48,204	28,493	24,324

Cash at end of period	$51,240	$48,204	$28,493